Exhibit 99.1

News Release

NUCOR ANNOUNCES

ONE-HUNDRED THIRTY-FIRST (131ST) CONSECUTIVE

CASH DIVIDEND AND SHARE REPURCHASE PROGRAM

CHARLOTTE, NORTH CAROLINA, December 6, 2005 — The Board of Directors of Nucor Corporation (NYSE: NUE) declared the regular quarterly cash dividend of fifteen cents (15¢) per share on Nucor’s common stock. In addition to the fifteen cents (15¢) per share base dividend amount, Nucor’s Board approved the payment of a supplemental dividend of fifty (50¢) per share, for a total dividend of sixty-five cents (65¢) per share. This cash dividend is payable on February 10, 2006 to stockholders of record on December 30, 2005, and is Nucor’s one-hundred thirty-first (131st) consecutive quarterly cash dividend.

The supplemental dividend of fifty cents (50¢) per share is an increase of twenty-five cents (25¢) over last quarter’s supplemental dividend and is based primarily on Nucor’s continued strong results. The payment of any future supplemental dividends will depend upon many factors, including Nucor’s earnings, cash flows and financial position.

In a separate action, Nucor’s Board of Directors approved the purchase of up to an additional 10 million shares of its common stock, once the current repurchase authorization is complete. Approximately 2.9 million shares are available for repurchase under a program announced in September 2000 and reactivated in April 2005. Share purchases will be made from time to time at prevailing prices.

Nucor and affiliates are manufacturers of steel products, with operating facilities in sixteen states. Products produced are: carbon and alloy steel – in bars, beams, sheet and plate; steel joists and joist girders; steel deck; cold finished steel; steel fasteners; metal building systems; and light gauge steel framing. Nucor is the nation’s largest recycler.

Nucor Executive Offices:    2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000    Fax 704-362-4208    www.nucor.com